EXHIBIT 99
VideoLan
Technologies, Inc.



May 01, 1997

Dear Shareholder:

During the first quarter of 1997, your company continued to make good progress in developing its markets. We have signed an additional ten resellers covering most key market areas of the United States. In addition, we have received additional orders from several existing customers, such as Toronto Hospital and several military installations.

Our VL2000 is also undergoing initial evaluation at SouthWestern Bell and AT&T for potential internal network applications. It is our hope that the success of these evaluations will lead to significant business opportunities for VideoLan. We continue to pursue strategic relationships with other potential partners.

As a result of our continued efforts, the company registered revenue of $284,516.00 for the first quarter of 1997. We anticipate increased activity in the second quarter as resellers begin to actively market our products. I expect to more fully report our efforts at the annual shareholders meeting on July 24, 1997 from 10:00 a.m. to 12 noon at the Boston Harbor Rowes Wharf Hotel in Boston, MA. Our annual report and proxy material is scheduled to be mailed to our shareholders on June 02, 1997. More information is forthcoming.

Your continued support of your company and management are greatly appreciated.

Sincerely,


/s/ Jack Shirman
Jack Shirman
Chief Executive Officer

JS/kln